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For Immediate Release
Rayonier Advanced Materials Announces Lignin Partnership Plans with Borregaard ASA
JACKSONVILLE, Fla., June 1, 2015 – Rayonier Advanced Materials (RYAM) announced today that it has entered into a non-binding letter of intent (LOI) with Borregaard ASA to form a joint venture (JV) at its Fernandina Beach facility for the manufacturing, marketing and sale of natural lignin-based products. The new company will be owned 45 percent by RYAM and 55 percent by Borregaard.
"This partnership between Rayonier Advanced Materials, the world's leader in cellulose specialties, and Borregaard, the global leader in lignin-based products, is significant for both companies," said RYAM CEO Paul Boynton. "For us, the project advances our strategy of leveraging the value of our assets and co-products while further enhancing the competitive position of our Fernandina plant.”
According to Borregaard, the project increases their lignin products sales capacity by 30 percent. “The Fernandina Beach project represents an excellent growth opportunity for our lignin business in a global market which for some time has been supply constrained,” stated Per A. Sørlie, President and CEO of Borregaard.
Lignin, a natural component of wood, is a co-product of RYAM’s cellulose specialties manufacturing process and is currently used for its energy value by the facility. The planned JV would process the lignin into higher value products that provide environmentally friendly alternatives to petroleum-based chemicals used globally in construction, agriculture and other industrial applications.
It is anticipated that the project will be completed in two phases over five years. The parties estimate an aggregate capital investment of $110 million for a capacity of 150,000 metric tons per year. The first phase is expected to commence commercial operations in 2017.
Completion of the JV is subject to board approval by both companies and conclusion of definitive agreements, as well as final engineering, refinement of capital estimates, and obtaining required permits and other approvals.
“Pursuing this opportunity with the leader in lignin-based chemistry significantly enhances the prospects for success while reducing operational and market-based risk,” stated Boynton. “As we have stated previously, our focus in 2015 is to take advantage of the value of our co-product streams, reduce our costs and working capital, optimize our assets and grow our business. This opportunity is one example of how we expect to deliver on these goals.”

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including statements relating to future performance, outcomes, events, developments or financial or operational benefits, performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate, ” “forecast” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: our ability to complete negotiations for the JV and enter into definitive agreements on terms mutually acceptable to the parties; fulfillment of various business, legal, financial and operational conditions precedent to entry into and commencement of the JV; the ability of the JV to achieve anticipated and forecasted returns and other expected benefits; risks relating to the construction and operation of the JV’s manufacturing facilities; pricing and acceptance of the lignin produced by the JV in the relevant markets, as may be impacted by supply and demand and other factors; and other future developments and changes in the lignin markets to be served by the JV.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials' intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities can produce up to 675,000 metric tons of cellulose specialties products for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
About Borregaard ASA
Borregaard operates the world's most advanced biorefinery. By using natural, sustainable raw materials, Borregaard produces advanced and environmentally friendly biochemicals, biomaterials and bioethanol that replace oil-based products. The Borregaard Group has 1080 employees in 16 countries and a turnover in 2014 of approx. NOK 4 billion (USD 500 million). The lignin business constitutes close to 50% of the Group’s turnover with plants in 7 countries.
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CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com